Exhibit 99.2

Healthcare Trust, Inc. (NASDAQ:HTIA) Q1 2020 Earnings Webcast

Opening – Louisa Quarto

Welcome to the First Quarter 2020 Healthcare Trust, Inc or HTI, webcast. All participants will be in listen-only mode.

This event is being recorded and contains forward-looking statements that are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from those forward-looking statements. We refer you to our SEC filings including the Form 10-K filed for the year ended December 31, 2019 filed on March 24, 2020 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

During today's call, we will discuss non-GAAP financial measures and other information of three REITs that are advised by an affiliate of our advisor. These measures and information should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Each company has provided a reconciliation of these measures to the most directly comparable GAAP measure. For Global Net Lease and American Finance Trust, the reconciliations and other information are part of their most recent earnings releases (available on their websites at www.globalnetlease.com and www.americanfinancetrust.com, respectively). For Healthcare Trust, Inc., the reconciliations are available as part of its first quarter 2020 investor presentation and part of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Hi, this is Mike Weil, CEO of AR Global. I would like to take a few minutes to update you all about the AR Global platform before going into the first quarter webinar materials.

From all of us at AR Global, we hope that you and your families are healthy and safe during this unprecedented global crisis. The health and safety of our communities, our tenants, their customers, and our employees, contractors and vendors remain a top concern of ours. Although this webinar is a first quarter review, we’d be remiss if we didn’t acknowledge the on-going COVID-19 pandemic.

Beginning in early March, we took proactive steps to prepare for and actively mitigate any potential disruptions the virus would cause, and we are pleased with the initial results. We enacted safety measures including work remote policies, cooperation with localized closure or curfew directives, social distancing measures and screening of all persons entering our healthcare facilities. We’ve actively reached out to and remain in direct contact with our tenants, cultivating open dialog and deepening the relationships that we have carefully developed through prior transactions and historic operations, which we consider to be one of our most important strengths. Thanks to these conversations and the strenuous due diligence and underwriting standards our team has adhered to over the last several years, we have had tremendous success in our rent collection during this pandemic.

Across the four REITs that AR Global manages, we collected a weighted average of 89.3% of April cash rents. Rent collection for each REIT was very successful within their individual sectors. Our proactive discussions with tenants allowed us to understand any potential challenges our tenants may encounter and work together to achieve mutually agreeable resolutions. Helping our tenants remain fiscally healthy, secure, and positioned for growth over the long-term is the best thing that we can do as landlords to secure our own long-term cash flow stability and encourage steady value creation. Not all tenant requests ultimately result in modification agreements, nor is the Company forgoing its contractual rights under its the lease agreements. Our team members in the United States and in Europe experienced minimal disruptions to their workflow and are readily able to access day to day systems remotely to support these negotiations with tenants. These negotiations would not have been possible without technological and systems investments AR Global has made over the last several years.

American Finance Trust (NASDAQ symbol AFIN) recorded year over year increases in Revenue from Tenants, NOI and Adjusted EBITDA while acquiring 31 new properties for a total of $90 million of contract purchase price during the first quarter of 2020. AFIN’s portfolio, as of the end of the first quarter, consisted of 848 properties in 46 states and the District of Columbia. Portfolio occupancy was over 94.7% on over 18.9 million square feet of rentable space with average annual rent escalators of 1.3% and 8.9 years of remaining lease term. AFIN collected 79% of the April cash rent payable across the portfolio, including 97% from the top 20 tenants and 92% of cash rent due for single-tenant assets. We are confident that the long-term net lease structure of many of AFIN’s leases and the 80% of top 10 tenants and 66% of all single-tenant properties that are leased to investment grade or implied investment grade tenants, in a portfolio of best of class assets, will display continued resiliency in the current environment.

Global Net Lease (New York Stock Exchange symbol GNL) also reported year over year increases in several metrics, including NOI and Adjusted EBITDA after closing on 10 properties for an aggregate contract purchase price of $114 million during the first quarter of 2020. Among these closings was the completion of a large, international Whirlpool sale-leaseback transaction. GNL collected a tremendous 98% of the cash rent payable in April, including almost 100% of the rents payable for assets owned in Europe. GNL’s portfolio at the end of the first quarter was comprised of 288 properties that are over 99.6% occupied with a weighted average remaining lease term of 9 years. The portfolio is now 48% office, 47% industrial and distribution and only 5% retail, an allocation that we believe greatly contributed to the outstanding rent collection rate in April.

HTI continues its focus on two strong healthcare real estate segments: Medical Office Building (“MOB”) and Seniors Housing Operating Properties (“SHOP”) which comprise 49% and 43% of HTI’s portfolio, respectively. In the first quarter, the company closed on $104 million worth of new MOB and SHOP properties totaling eight properties with 9.3 years of lease term remaining and at a weighted average cap rate of 6.9%. Year over year increases in revenue and NOI and a decrease in the company’s overall interest rate are some of the results of HTI’s focus on building and operating its portfolio. In April, HTI collected 90% of the rents payable on its MOB and triple net leased properties and has approved or is currently negotiating almost all of the remaining uncollected April cash rents.

Lastly, we were focused on the leasing program for New York City REIT (“NYCR”), an AR Global advised REIT which invests in New York City real estate. In the first quarter, the company had two new leases and two renewals commence for a total of over 4,000 square feet and has also executed leases which have yet to commence that represent over 25,000 square feet of leased space, bringing executed occupancy to 91%. A pipeline of over 16,000 square feet of new leases and lease renewals are currently being negotiated. NYCR also did a great job collecting April rent in one of the cities most severely affected by COVID-19 related closures, bringing in 73% of the April cash rents that were payable. NYCR continues to focus on strategic objectives, collection of cash rent throughout the COVID-19 crisis, planning for the safe return of office and retail tenants when permitted, emphasizing new and renewal leasing activity, maintaining an efficient capital structure and examining selective acquisitions.

Despite a strong first quarter, we know that we will be measured by how well we respond to new challenges for the rest of the year. We remain focused on collecting contractual cash rents throughout the portfolio. I am very proud of our team for showing great dedication, focus and expertise in navigating these unchartered waters. Through our hard work and the tenant relationships we have developed, our first quarter was successful, and we believe our second quarter is off to a good start. Despite working remotely, our team and our partners have continued to work effectively to maintain the momentum that AR Global carried into the start of the year.

While we believe that the global economy will rebound over the long-term, the short-term reality across the US will be challenging for all industries. We believe that the careful underwriting and due diligence across our acquisition departments within our portfolios will offset some of the potential effects of this crisis and will continue to position the REITs well in the long run.

When the appropriate time comes, we believe there will be opportunities to capitalize on the current market disruption and we intend to be well positioned to act on those opportunities. I look forward to sharing further updates with you in our next quarterly update. We will now begin today’s presentation.

HTI Webinar Script

Slide 2: Corporate Update – (Mike Weil)

As I mentioned in the opening, in April HTI collected 90% of cash rent payable during the month from our MOB and Triple Net Leased tenants.

We believe that definitive action taken by the Company’s SHOP team in response to the threat of the COVID-19 virus has helped and will continue to help us confront this challenge. We initiated preventative actions in early March, including restrictions of visitation to very limited and controlled circumstances, the practice of social distancing measures, and the immediate screening of all persons entering the facilities that we own which are operated on behalf of our third-party operators. Enhanced training for staff members, virtual tours for potential residents, and agreements between some of our facilities and local lab partners to provide testing services, if necessary, are only some of the additional steps we have taken to address this crisis. In the absence of visitors, outside vendors and the observance of other precautionary measures, our on-site team members and caregivers have stepped in to provide care for our residents that far exceeds meeting just their medical needs.

Slide 3: April Cash Rent Collection

We continue to proactively work with our tenants to facilitate an open dialog in order to understand the challenges our tenants are facing and develop mutually agreeable solutions which contributed to our ability to collect 90% of the April cash rent in the MOB and Triple Net segments of our portfolio. Of the remaining uncollected rent, rent deferral agreements have been approved for 4% of the cash rent and 5% more is currently in negotiation.

Slide 4: Strategic Overview

Healthcare Trust, Inc. is a $2.6 billion healthcare real estate portfolio primarily focused on two strong and healthy segments – Medical Office Buildings (known as “MOB”) and Seniors Housing Operating Properties (“SHOP” properties). These two segments represent over 92% of HTI’s net operating income with the balance coming from triple net leased healthcare facilities. Over the long-term, we believe the MOB portfolio will generate stable cash flows with contractual rent increases, notwithstanding temporary cash rent deferrals related to COVID-19, and we like the SHOP portfolio because we believe US demographics support sustained demand for seniors housing. Additionally, we are focused on transitioning underperforming triple net senior housing assets to the SHOP structure whereby we gain more control over the operations, which we believe will allow us to improve operating performance.

HTI has a high-quality portfolio of 200 healthcare properties comprised of 49% MOB, 43% SHOP and 8% triple net properties. We continue to grow our portfolio through a robust acquisition program, including $103.9 million of total acquisitions closed in the first quarter of 2020. We have a conservative balance sheet with modest net leverage of 41% and a weighted-average interest rate of only 3.8%. Our experienced management team has a proven track record and significant public REIT experience and significant operating experience in the team that manages our SHOP portfolio.

Slide 5: Portfolio Snapshot

As of March 31, 2020, HTI owned 200 properties, totaling approximately 9.7 million rentable square feet in 31 states. The portfolio consisted of 116 medical office buildings, 65 seniors housing operating properties (including two land parcels), 4 triple net leased seniors housing properties, 8 post-acute and skilled nursing facilities, 6 hospitals, and one recently completed development property in Jupiter, Florida.

The medical office buildings were 91.0% occupied with a weighted average remaining lease term of 5 years. The seniors housing operating properties were 84.1% occupied and the seniors housing triple-net leased properties were 100% occupied with a weighted average remaining lease term of 10.8 years. The post-acute/skilled nursing properties were 100% leased at year-end with a weighted average remaining lease term of 7.6 years. We also own six hospitals which were 90.7% leased with a weighted average remaining lease term of 6.9 years.

HTI’s MOB and triple net portfolio is nearly 92% leased to top U.S. Healthcare brands.

Slide 6: Dynamic Portfolio Fundamentals

We are extremely pleased with HTI’s portfolio mix, with a significant focus on MOB and SHOP. As we grow the portfolio, we plan to continue emphasizing these property types within our acquisition strategy.

We have elected to focus on Medical Office Buildings due to growing demand from tenants as the ever-evolving healthcare system in the US encourages medical professionals to consolidate practices and locate near hospital campuses. We believe that our increasing occupancy rates year-over-year are evidence of this in practice. Revenues from MOBs, as compared to skilled nursing facilities, are subject to far less government reimbursement exposure. This allows us to underwrite MOB acquisitions with less concern that policy changes will unexpectedly impact rent payments.

We also continue to believe in the long-term benefits of our senior housing operating portfolio based on the favorable demographics and our confidence in our SHOP team to manage our assets in an accretive way. As members of the Baby Boomer generation begin to approach their 80’s we believe that demand for high-quality, well-run and strategically located senior housing facilities will continue to increase.

We have worked diligently to construct a portfolio that is well diversified by geography and segment. Our complete US portfolio is dispersed across 31 states, with 74% of NOI coming from 10 states. As we mentioned before, 92% of NOI comes from the MOB and SHOP segments, with an 8% contribution from our triple-net leased healthcare facilities segment.

Slide 7: Strategic Partners

One of the most important aspects of a well-run portfolio of healthcare related real estate is the quality of the tenants who occupy and operators who run our properties. Procuring well respected brands and developing strong partnerships with them is a core focus in our asset management strategy in order to deliver superior long-term benefits for not only HTI, but for the residents and practitioners who live and work at our properties.

As we have seen since the onset of the COVID-19 pandemic, the good relationships we have developed with our tenants over time have become more valuable than ever as we work together to find solutions to unprecedented challenges across the country.

As we grow our portfolio, we continue to look for high-quality tenants within HTI’s MOB portfolio and to further develop a roster of strong SHOP operators of whom we trust to provide the best care for residents at our facilities.

Slide 8: Robust Acquisitions

In the first quarter, we acquired eight properties for a contract purchase price of $103.8 million. We acquired four MOB properties for $26.3 million at a weighted average cap rate of 6.9% with a weighted average remaining lease term of 8.7 years and four SHOP properties for $77.5 million.

We believe we have a strong cash position, and will continue to seek acquisitions that are attractively priced due to the ongoing disruption in the market.

I would now like to turn the call over to Katie Kurtz, HTI’s Chief Financial Officer.

Slide 9: Conservative Leverage Profile– (Katie Kurtz)

Thank you, Mike.

This slide provides a snapshot of HTI’s capital structure at the end of the first quarter 2020. Our net leverage was 41% at March 31, 2020 with net debt of approximately $1.2 billion at a weighted average interest rate of 3.8%.

As of March 31, 2020, the Company had a total of $910 million of secured debt comprised of $551 million in mortgage notes payable and $359 million of Fannie Mae Master Revolving Credit Facilities. As of March 31, 2020, our unsecured corporate-level credit facility had an outstanding balance of $346 million, inclusive of the term loan component of $150 million. We continue to seek to improve the Company’s capital structure by extending our debt maturity profile, locking in long-term attractive financing rates and diversifying our debt mix.

In March, HTI borrowed an additional $95million under the Revolving Credit Facility which was used to fund acquisitions and other corporate purposes, as a precautionary step to increase liquidity and preserve financial flexibility in light of the uncertainty resulting from the COVID-19 pandemic.

Slide 10: Enhanced Operating Performance

HTI remains committed to increasing earnings through active portfolio management, accretive acquisitions and a continued focus on our capital structure. Comparing first quarter 2020 to first quarter 2019, Revenues from Tenants increased to $100.2 million from $88.7 million and Net Operating Income grew from $35.9 million to $38.5 million . While HTI drove revenue growth, the Company was also able to lower its cost of mortgage debt from 4.7% to 3.8% year-over-year. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our Form 10-Q and other SEC filings which are posted on our website and on sec.gov.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 11: Company Highlights – (Mike Weil)

Thanks, Katie.

HTI supports our high-quality portfolio with a robust acquisition program that has already closed over $100 million of acquisitions in 2020. We operate with a conservative balance sheet and seek to drive strong operational performance while working to decrease the Company’s overall leverage and interest expense.

Our management team is the key to achieving results based on its significant experience in the healthcare industry.

Slide 12: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

On the MOB real estate side, David Ruggiero and his team bring over 20 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is our portfolio asset manager and he ensures that our existing properties are leased, performing as expected and that our tenants’ needs are being met by local property managers.

Slide 13: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team are dedicated to managing our SHOP Portfolio

In 2018 HTI made a significant commitment to the SHOP segment of our portfolio and brought John and other key operating personnel from WESTLiving to HTI’s advisor to manage our SHOP properties. John’s team has extensive experience in the Seniors Housing space and has already made significant improvements to this segment of our portfolio, both operationally and through advising on potential real estate acquisitions and dispositions.

Slide 14: Strong Corporate Governance

HTI has an engaged board of directors, led by non-executive chair Leslie Michelson. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of Independent directors, including an audit committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on the boards of publicly traded REITs.

Closing Statements – (Mike Weil)

Thank you for joining us today. We believe HTI has the portfolio and the intellectual capital in place to perform well in the current and future US Healthcare landscape. As the country emerges from the current COVID-19 crisis we will continue to work with our tenants to respond to any resulting changes. We remain focused on the Medical Office and Seniors Housing segments of the Healthcare space because we believe these types of properties provide the best long-term risk-adjusted returns for the Company. We believe that our strong balance sheet and ability to source transactions provide opportunities for the Company to grow in the future. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063. Thank you.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

Thank you for attending today’s presentation. You may now disconnect.